Exhibit 99.1

CHINA YIDA HOLDING ANNOUNCES RECEIPT OF “GOING PRIVATE”

PROPOSAL AND FORMATION OF SPECIAL COMITTEE

FUZHOU, China — October 28, 2015 — China Yida Holding, Co. (Nasdaq: CNYD) (“China Yida” or the “Company”), a tourism enterprise in China, today announced that the special committee of its Board of Directors (the “Special Committee”), formed to consider, review and evaluate the non-binding proposal received on October 24, 2015 from Mr. Minhua Chen, Chairman, CEO and President of the Company and Yanling Fan, Chief Operating Officer of the Company and the wife of Mr. Chen to acquire all of the outstanding shares of common stock of the Company not currently owned, legally or beneficially, by them, has retained Sidley Austin LLP as its international legal counsel and Roth Capital Partners as its independent financial advisor to assist the Special Committee in its work.

The Board cautions the Company’s shareholders and others considering trading in the Company’s securities that no decision has been made on the response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

About China Yida

China Yida is a leading tourism enterprise focused on China’s fast-growing leisure industry and headquartered in Fuzhou City, Fujian province of China.  The Company provides tourism management services and specializes in the development, management and operation of natural, cultural and historic scenic sites.

China Yida currently operates the Hua’An Tulou tourist destination (World Culture Heritage),China Yunding Park (National Park), China Yang-sheng (Nourishing Life) Paradise and the City of Caves.

For further information, please contact the Company directly, or visit its Web site at http://www.yidacn.net.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of China Yida Holding Co., Inc. (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement; (ii) the Company’s ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov.

For investor and media inquiries, please contact:

China Yida Holding, Co.

Jocelyn Chen

Phone: +86 591 28082230

Email: jocelynchen@yidacn.net